Exhibit 4.2

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND HEREIN, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

Unless this Global Security is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Public Service Company of New Hampshire, doing business as Eversource Energy, or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE,

doing business as EVERSOURCE ENERGY,

FIRST MORTGAGE BOND, SERIES X

PRINCIPAL DUE 2033

CUSIP No. 744538 AF6

No. 1	$300,000,000

FOR VALUE RECEIVED, PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, doing business as Eversource Energy, a corporation organized and existing under the laws of the State of New Hampshire (hereinafter called the “Company”, which term includes any successor corporation under the Indenture), hereby promises to pay to Cede & Co., or registered assigns, subject to the conditions set forth herein, the principal sum of Three Hundred Million Dollars ($300,000,000), on October 1, 2033, and to pay interest on said sum semiannually in arrears, on April 1 and October 1 in each year (each, an “Interest Payment Date”) with the first Interest Payment Date being April 1, 2024, and the final Interest Payment Date being October 1, 2033, at the rate of 5.35% per annum, until the Company’s obligation with respect to said principal sum shall be paid or made available for payment.

This Series X Bond shall bear interest as aforesaid from, and including, the date of original issuance to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months and, with respect to any period less than a full month, on the basis of actual number of days elapsed in such period. For example, the interest for a period running from the 1st day of one month to the 1st day of the next month would be calculated on the basis of one 30-day month.

In any case where any Interest Payment Date, the maturity date or any Redemption Date is not a Business Day, then payment of principal and interest, if any, or principal and premium, if any, payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date. A “Business Day” shall mean any day, except a (i) Sunday or a legal holiday, or (ii) a day on which banking institutions are authorized pursuant to law to close and on which the corporate trust offices of the Trustee in Minnesota or Massachusetts are not open for business.

Payment of the principal of and any interest on this Series X Bond will be made at the corporate trust office of the Trustee at U.S. Bank Trust Company, National Association in Boston, Massachusetts or the corporate trust office of its successors, in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts. The interest on this Series X Bond shall be payable without presentation, and only to or upon the person in whose name the Series X Bonds are registered on any record date. “Record date” with respect to any Interest Payment Date means the March 15 or September 15, as the case may be, next preceding such Interest Payment Date, or, if such March 15 or September 15 shall be a legal holiday or a day on which banking institutions are authorize pursuant to law to close and on which the corporate trust offices of the Trustee in Minnesota or Massachusetts are not open for business, the next preceding day which shall not be a legal holiday or a day on which such institutions are so authorized to close.

Reference is hereby made to the further provisions of this Series X Bond set forth on the reverse hereof, including without limitation provisions in regard to the redemption and the registration of transfer and exchangeability of this Series X Bond, and such further provisions shall for all purposes have the same effect as though fully set forth in this place.

As set forth in the Supplemental Indenture establishing the terms and series of the Bonds of this series, each holder of a Series X Bond, solely by virtue of its acquisition thereof, including as an owner of a book-entry interest therein, shall have and be deemed to have consented, without the need for any further action or consent by such holder, to the amendment and restatement of the Mortgage Indenture in substantially the form set forth in Schedule C appended to the Eighteenth Supplemental Indenture dated as of May 1, 2011.

This Series X Bond shall not become or be valid or obligatory until the certificate of authentication hereon shall have been signed by U.S. Bank Trust Company, National Association (hereinafter with its successors as defined in the Indenture (as defined on the reverse hereof), generally called the Trustee), or by such a successor.

IN WITNESS WHEREOF, Public Service Company of New Hampshire, doing business as Eversource Energy, has caused this Series X Bond to be executed in its corporate name and on its behalf by its Assistant Treasurer-Corporate Finance and Cash Management by her signature or a facsimile thereof, and its corporate seal to be affixed or imprinted hereon and attested by the manual or facsimile signature of its Secretary.

Dated as of September 25, 2023

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE,

doing business as EVERSOURCE ENERGY

By:
Emilie G. O’Neil
Assistant Treasurer-Corporate Finance and Cash Management

Attest:

Florence J. Iacono
Secretary

This Series X Bond is one of the bonds described in the within mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, TRUSTEE

By:
Name: Philip G. Kane
Title: Authorized Signatory

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE,

doing business as EVERSOURCE ENERGY,

First Mortgage Bond, Series X, due 2033

This Series X Bond is one of a series of bonds known as the “First Mortgage Bonds, Series X, due 2033” of the Company, initially limited to Three Hundred Million Dollars ($300,000,000) in aggregate principal amount, and issued under and pursuant to a First Mortgage Indenture between the Company and U.S. Bank Trust Company, National Association as successor in interest to U.S. Bank National Association, successor to Wachovia Bank, National Association and by merger to First Union National Bank, formerly known as First Fidelity Bank, National Association, New Jersey, successor to Bank of New England, National Association (formerly known as New England Merchants National Bank), and to New Bank of New England, National Association, as Trustee, dated as of August 15, 1978, as amended, and pursuant to which U.S. Bank Trust Company, National Association is now Successor Trustee (said First Mortgage Indenture as amended and restated on June 1, 2011, being hereinafter generally called the “Mortgage Indenture” and, together with each and every prior indenture supplemental thereto and each and every other instrument, including the Twenty-Sixth Supplemental Indenture, dated as of September 1, 2023, supplemental to the Mortgage Indenture, as the “Indenture”) and together with all bonds of all series now outstanding or hereafter issued under the Indenture being equally and ratably secured (except as any sinking or other analogous fund, established in accordance with the provisions of the Indenture, may afford additional security for the bonds of any particular series) by the Indenture, to which Indenture (executed counterparts of which are on file at the corporate trust office of the Trustee in Boston, Massachusetts) reference is hereby made for a description of the nature and extent of the security, the rights thereunder of the holders of bonds issued and to be issued thereunder, the rights, duties and immunities thereunder of the Trustee, the rights and obligations thereunder of the Company, and the terms and conditions upon which Bonds of this series, and bonds of other series, are issued and are to be issued; but neither the foregoing reference to the Indenture nor any provision of this Series X Bond or of the Indenture shall affect or impair the obligation of the Company, which is absolute, unconditional and unalterable, to pay at the maturities herein provided the principal of and interest on this Series X Bond as herein provided.

The Series X Bonds shall be initially issued in the form of one or more global securities (the “Global Securities”). Each Global Security will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., a nominee of DTC. For as long as this Series X Bond or any portion hereof is in the form of a Global Security, and notwithstanding anything else contained in this Series X Bond, all payments of interest, principal and other amounts in respect of this Series X Bond shall be made to DTC or its nominee in accordance with its applicable policies and procedures, in the coin or currency specified above.

In the event certificated bonds in definitive form are issued in exchange for the Global Securities they are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000.

The Series X Bonds, while in the form of Global Securities, may not be transferred except as a whole (1) by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. If (1) DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within ninety days or (2) there shall have occurred and be continuing after any applicable grace periods an Event of Default under the Indenture with respect to the Series X Bonds represented by such Global Security, the Company will issue certificated bonds in definitive registered form in exchange for the Global Securities representing the Series X Bonds.

The Company may at any time and in its sole discretion determine not to have any Series X Bonds in registered form represented by one or more Global Securities and, in such event, will issue certificated bonds in definitive form in exchange for the Global Securities representing the Series X Bonds. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in definitive form of certificated bonds represented by the Global Securities equal in principal amount to such beneficial interest and to have such certificated bonds registered in its name.

In the event certificated bonds are issued in exchange for the Global Securities, the Series X Bonds may be surrendered for registration of transfer as provided in Section 305 of the Mortgage Indenture at the corporate trust office of the Trustee at U.S. Bank Trust Company, National Association in Boston, Massachusetts or the corporate trust offices of its successors, and may be surrendered at said office for exchange for a like aggregate principal amount of Series X Bonds of other authorized denominations. No charge, except for taxes or other governmental charges, shall be made by the Company for any registration of transfer of Series X Bonds or for the exchange of any Series X Bonds for such bonds of other authorized denominations.

Prior to due presentment for registration of transfer of this Bond, the Company and the Trustee may deem and treat the registered owner hereof as the absolute owner hereof, whether or not such Series X Bond shall be overdue, for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary. Neither the failure to give any notice nor any defect in any notice given to the holder of the Global Securities or Series X Bonds not represented by a Global Security, will affect the sufficiency of any notice given to any other holder.

As provided in the Twenty-Sixth Supplemental Indenture, this bond shall be subject to redemption prior to maturity as follows:

Prior to the Par Call Date (as defined herein), the Company may redeem the Series X Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount of the Series X Bonds to be redeemed and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series X Bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Series X Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date the Company may redeem the Series X Bonds at its option in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series X Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Par Call Date” means July 1, 2033 (the date that is three months prior to the maturity date of the Series X Bonds).

“Treasury Rate” means, with respect to any redemption date, yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility to calculate the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of bonds to be redeemed.

In the case of a partial redemption, selection of the Series X Bonds for redemption will be made by or pursuant to the applicable depositary’s procedures. No bonds of a principal amount of $2,000 or less will be redeemed in part. If any Series X Bond is to be redeemed in part only, the notice of redemption that relates to the Series X Bond will state the portion of the principal amount of the Series X Bond to be redeemed. A new Series X Bond in a principal amount equal to the unredeemed portion of the Series X Bond will be issued in the name of the holder of the Series X Bond upon surrender for cancellation of the original Series X Bond. For so long as the Series X Bonds are held by DTC (or another depositary), the redemption of the Series X Bonds shall be done in accordance with the policies and procedures of the depositary.

On and after the redemption date interest will cease to accrue on the Series X Bonds or portions thereof called for redemption. Prior to any redemption date, the Company is required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the Series X Bonds to be redeemed on such date.

Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of a related transaction or event, as the case may be, and any notice of redemption made in connection with a related transaction or event may, at the Company’s discretion, be given prior to the completion or the occurrence thereof. If such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, at the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Company in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time in the Company’s discretion if in its good faith judgment any or all of such conditions will not be satisfied. If any such condition precedent has not been satisfied, the Company shall provide written notice prior to the close of business on the business day immediately prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Series X Bonds shall be rescinded or delayed as provided in such notice.

If this bond is called for redemption in whole or in part and payment is duly provided as specified in the Indenture, this bond, or the part thereof so called, shall cease to be entitled to the security of the Indenture, and from and after the date fixed in the call for such redemption, interest shall cease to accrue on this bond, or on such part so called; and if less than the whole principal amount hereof shall be called, the registered owner hereof shall, in addition to the sums payable on account of the part called, be entitled, at his option, to receive on surrender hereof one or more bonds of this series, of an aggregate principal amount equal to that part of the principal amount hereof not called and paid, or to present this bond for the notation hereon by the Trustee (or to make such notation in accordance with an agreement for payment of principal filed with the Trustee as provided in this bond) of the payment of the part of the principal amount hereof then called and paid.

If an Event of Default shall have occurred and be continuing, the principal of the Series X Bonds may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee to effect, by supplemental indenture, certain modifications of the Indenture without any consent of the holders of the bonds, and to effect certain other modifications of the Indenture, and of the rights of the holders of the bonds, with the consent of the holders of not less than a majority in aggregate principal amount of all bonds issued under the Indenture at the time outstanding, or in case one or more, but less than all, of the Series of said bonds then outstanding are affected, with the consent of the holders of not less than a majority in aggregate principal amount of said outstanding bonds of each Series affected.

No reference herein to the Indenture and no provision herein or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Series X Bond at the time, place and rate, and in the coin or currency, herein prescribed.

No recourse shall be had for the payment of the principal of or premium, if any, or interest on this Series X Bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, to or against any incorporator or against any stockholder, director or officer, past, present or future, as such, of the Company or any affiliate of the Company, or of any predecessor or successor company, either directly or through the Company, or such predecessor or successor company or any trustee, receiver or assignee or otherwise, under any constitution, or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, stockholders, directors or officers, as such, being waived and released by the holder and owner hereof by the acceptance of this Series X Bond and as part of the consideration for the issuance hereof and being likewise waived and released by the terms of the Indenture.